EXHIBIT 99.3

                              TENDER FOR

                          NO PAR COMMON STOCK

                                  OF

                          ND HOLDINGS, INC.

                         IN EXCHANGE FOR ITS

               7% TAILORED EXCHANGE NOTES DUE 2016


To Registered Holders and Depository Trust Company Participants:

  We are enclosing herewith the material listed below relating to the Exchange Offer (as defined herein) by ND Holdings, Inc., a North Dakota corporation (the "Company"), to exchange its 7% Tailored Exchange Notes Due 2016 (the "Tailored Exchange Notes") for up to all (with the exception of 258,000 shares held by the Company's ESOP plan) of its outstanding No Par Value Common Stock (the "no par value common stock").

  For each Share of no par value common stock validly tendered and accepted for exchange in the Exchange Offer, and upon the terms and subject to the conditions set forth in the Prospectus, dated [], 2001 (the "Prospectus"), of the Company, and the related Letter of Transmittal (which, together with the Prospectus, constitutes the "Exchange Offer"), the Exchange Offer will be effected on the basis that $1.35 Tailored Exchange Note face value will be exchanged for each Share of no par value common stock accepted for exchange in the Exchange Offer. A Tailored Exchange Note will be issued to each tendering shareholder in a face value equal to one dollar and thirty five cents ($1.35) multiplied by the total number of no par common shares tendered by the tendering shareholder. For example, a shareholder tendering a total of 1500 no par common shares would receive a Tailored Exchange Note in exchange with a face amount of $2,025 ($1.35 x 1500 no par common shares).

 Tailored Exchange Notes will not be issued in amounts of less than $675. For shareholders holding less than 500 common shares who wish to tender their shares, the Company will pay cash of $1.25 per share in lieu of issuing Tailored Exchange Notes to tendering holders of less than 500 shares of validly tendered no par value common stock. This cash payment provision may not be utilized by a shareholder tendering less than the total record number of shares held by such Shareholder. The Company will reject tenders of less than 500 no par common shares from Shareholders who hold of record and/or beneficially (whether in one or more accounts, joint or several) more than 500 no par common shares. With respect to the tender of less than 500 shares, IRA accounts will be considered separate accounts from personal accounts held by the owner of the IRA account. The Company reserves the right to determine in its sole judgment which of a tendering Shareholder's accounts must be combined in determining whether the Shareholder has 500 or more shares of record and/or beneficially. The Company reserves the right to determine in its sole judgment whether a tendering Shareholder is eligible to receive cash for a tender of less than 500 common shares.

   Enclosed herewith are copies of the following documents:

  1. Prospectus, dated [], 2001;

  2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

  3. Notice of Guaranteed Delivery; and

  4. A form of letter which may be sent to your clients for whose account you hold no par common stock in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.

  WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, CENTRAL DAYLIGHT TIME, ON [], 2001, UNLESS EXTENDED BY US (THE "EXPIRATION DATE").

  The Exchange Offer is conditioned on the receipt for exchange of at least $1,000,000 exchange value of no par common stock and certain other conditions described in the Prospectus, which conditions may be waived by us. If holders of no par common stock wish to tender, but it is impracticable for them to forward their certificates for no par common stock prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

  Morrow & Co., Inc. has been appointed Information Agent for the Exchange Offer. All questions relating to the Exchange Offer, as well as requests for assistance or additional copies of the Prospectus or the Letter of Transmittal, may be directed to Morrow & Co., Inc., New York, New York, telephone (800)
607-0088.   The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Dealer Manager and the Exchange Agent) in connection with the solicitation of tenders of no par common stock pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of no par common stock to it, except as otherwise provided in Instruction 4 of the enclosed Letter of Transmittal.

                                              Very truly yours,

                                              ND HOLDINGS, INC.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF ND HOLDINGS, INC. OR ND RESOURCES, INC. OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.